Exhibit 10.1

Execution Version

FINANCE AUTHORITY OF MAINE

and

CASELLA WASTE SYSTEMS, INC.

FIRST AMENDMENT

Dated as of February 1, 2012

to

FINANCING AGREEMENT

Dated as of December 1, 2005

Relating to

FINANCE AUTHORITY OF MAINE

SOLID WASTE DISPOSAL REVENUE BONDS

(CASELLA WASTE SERVICES, INC. PROJECT)

SERIES 2005

CONSISTING OF

$3,600,000

SERIES 2005R-1

AND

$21,400,000

SERIES 2005R-2

i

FIRST AMENDMENT TO FINANCING AGREEMENT

This FIRST AMENDMENT TO FINANCING AGREEMENT (the “First Amendment”), dated as of February 1, 2012, between FINANCE AUTHORITY OF MAINE (the “Authority”), and CASELLA WASTE SYSTEMS, INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”);

W I T N E S S E T H:

WHEREAS, the Authority previously issued its $25,000,000 Finance Authority of Maine Solid Waste Disposal Revenue Bonds (Casella Waste Systems, Inc. Project) Series 2005 (the “Bonds”) pursuant to an Indenture dated as of December 1, 2005 (as amended and supplemented prior to the date hereof and as of the date hereof, the “Indenture”) between the Authority and U.S. Bank National Association (as successor to LaSalle Bank National Association), as trustee (the “Trustee); and

WHEREAS, the Authority and the Company entered into a Financing Agreement (the “Original Agreement”) dated as of December 1, 2005, pursuant to which the Authority loaned the proceeds of the Bonds to the Company to finance the Project; and

WHEREAS, pursuant to Section 10.5 of the Original Agreement and Section 9.5 of the Indenture, the parties are permitted to amend the Original Agreement by written agreement of the Authority and the Company and upon the written consent of the Trustee and the Credit Provider and, with respect to certain amendments, the consent of the Holders of a majority in principal amount of the Bonds affected thereby then Outstanding; and

WHEREAS, the Company intends to cause a portion of the Bonds in the aggregate amount of $21,400,000 (the “Series 2005R-2 Bonds”) to bear interest at a Term Interest Rate effective as of February 1, 2012, and on the date of such conversion from the Weekly Rate to a Term Interest Rate (the “Conversion Date”), the Series 2005R-2 Bonds shall be subject to mandatory tender for purchase; and

WHEREAS, in connection with such conversion, the Company and the Authority have agreed to modify the Original Agreement to provide for guarantees in favor of the Trustee with respect to the Series 2005R-2 Bonds during any time when a Letter of Credit is not in effect supporting such Bonds, and to make other modifications to the Original Agreement; and

WHEREAS, the amendments set forth in this First Amendment shall be effective as of the Conversion Date, and (i) with respect to the Series 2005R-1 Bonds, the Credit Provider has consented to such amendments on such date as evidenced by its written consent hereto, and (ii) with respect to the Series 2005R-2 Bonds, the Holders of the Series 2005R-2 Bonds in the Term Interest Rate Period shall be deemed to have consented to such terms and amendments on such date, as evidenced by their purchase of the remarketed Series 2005R-2 Bonds;

NOW, THEREFORE, for and in consideration of the premises and the material covenants hereinafter contained, the parties hereto hereby formally covenant, agree and bind themselves as follows:

Section 1.                  Definitions and Interpretations.

(a)                                  Terms.  Terms not otherwise defined herein shall have the meanings set forth in Section 1.1 of the Indenture and in the Guaranty.  While Bonds bear interest in different Interest Rate Periods, the term “Bonds” shall mean only the Bonds of the applicable subseries bearing interest in a particular Interest Rate Period, as the context may require.

(b)                                  Definitions of Terms.  The following terms have the following meanings in the Indenture and the Original Agreement:

(1)                                  “Capital Lease” means a lease under which the Company is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

(2)                                  “Change of Control” means the occurrence of any of the following (with capitalized terms used herein having the meaning ascribed thereto in the Senior Subordinated Note Indenture):

(a)                                  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner, directly or indirectly, of securities representing 50% or more of the voting power of all Voting Stock of the Company; or

(b)                                 Continuing Directors shall cease to constitute at least a majority of the directors constituting the board of directors of the Company; or

(c)                                  the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act); or

(d)                                 the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee Person or the parent of such surviving or transferee Person representing a majority of the voting power of all Voting Stock of such surviving or transferee Person or the parent of such surviving or transferee Person immediately after giving effect to such issuance; or

(e)                                  the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

(3)                                  “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statues thereto.

(4)                                  “GAAP” means generally accepted accounting principles as in effect on the date of the First Amendment as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.

(5)                                  “U.S. Legal Tender” means any such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

(c)          References to Guarantor/Guaranty.  Notwithstanding anything contained herein to the contrary, provisions referencing the Guarantors and/or the Guaranty shall be deemed to apply only to those subseries of the Bonds that have been guaranteed by the Guarantors pursuant to the Guaranty.

Section 2.                  Amendment to Article IV — Loan of Proceeds; Repayment Provision.

The third paragraph of Section 4.2(a) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“The obligation of the Company to make any payment required by this Section 4.2(a) shall be deemed to have been satisfied to the extent of any corresponding payment made (i) by a Credit Provider to the Trustee pursuant to a Letter of Credit then in effect with respect to the Bonds, if any, or (ii) with respect to the Series 2005R-2 Bonds, by one or more Guarantors pursuant to the Guaranty.”

Section 3.                  Amendments to Article V — Special Covenants and Agreements.

(a)                                  Section 5.3 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“Section 5.3                             The Company’s Maintenance of Its Existence.

The Company covenants and agrees that during the term of this Agreement it (a) will maintain its existence as a corporation in good standing in the State of Delaware and qualified to do business in the State, (b) will not dissolve, sell or otherwise dispose of all or substantially all of its assets and (c) will not combine or consolidate with or merge into another entity so that the Company is not the resulting or surviving entity (any such sale, disposition, combination or merger shall be referred to hereafter as a “transaction”); provided that the Company may enter into such transaction with the prior consent of the Authority, which consent shall not be unreasonably withheld, if (i) the surviving or resulting transferee, person or entity, as the case may be, assumes and agrees in writing to pay and perform all of the obligations of the Company hereunder, (ii) the surviving or resulting transferee, person or entity, as the case may be, qualifies to do business in the State and (iii) the Company shall deliver to the Authority and Trustee prior to or substantially contemporaneously with the consummation of the transaction an Approving Opinion.

If a merger, consolidation, sale or other transfer is effected, as provided in this Section, all provisions of this Section shall continue in full force and effect and no further merger, consolidation, sale or transfer shall be effected except in accordance with the provisions of this Section.

Notwithstanding the foregoing, for so long as Section 5.13 hereof shall be in effect with respect to a subseries of Bonds, the covenants set forth in Subsections 5.3(b) and 5.3(c) above shall not be effective with respect to such subseries of Bonds.”

(b)                                  Article V of the Original Agreement is hereby amended by adding the following new Section 5.13 to the end thereof, which provision shall only apply for so long as the Series 2005R-2 Bonds are in the initial Term Interest Rate Period ending on January 31, 2017 and are not secured by a Letter of Credit:

“Section 5.13                      Change of Control.

The provisions of this Section 5.13 shall be effective only for so long as the Series 2005R-2 Bonds are in the initial Term Interest Rate Period ending on January 31, 2017 and are not secured by a Letter of Credit.

If a Change of Control occurs, each Holder of Series 2005R-2 Bonds will have the right to require the Company to repurchase all or any part (in a principal amount equal to $5,000 or an integral multiple of $5,000 in excess thereof; provided that no such repurchase may result in a Holder owning less than an Authorized Denomination) of that Holder’s Series 2005R-2 Bonds pursuant to a Change of Control Offer (the “Change of Control Offer”).  In the Change of Control Offer, the Company will offer to pay an amount in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Series

2005R-2 Bonds repurchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.  Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Series 2005R-2 Bonds on the date (the “Change of Control Payment Date”) specified in such notice, which date shall be a Business Day no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by this Agreement and described in such notice.  Such notice shall state:

(1)                                  that the Change of Control Offer is being made pursuant to this Section 5.13 and that all Series 2005R-2 Bonds tendered and not withdrawn will be accepted for payment;

(2)                                  the purchase price (including the amount of accrued interest) and the Change of Control Payment Date;

(3)                                  that any Series 2005R-2 Bond not tendered will continue to accrue interest;

(4)                                  that, unless the Company defaults in making payment therefor, any Series 2005R-2 Bond accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(5)                                  that Holders electing to have a Series 2005R-2 Bond purchased pursuant to a Change of Control Offer will be required to surrender the Series 2005R-2 Bond, with the form entitled “Option of Holder to Elect Purchase” on the Series 2005R-2 Bond completed, to the Trustee at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(6)                                  that Holders will be entitled to withdraw their election if the Trustee receives, not later than the close of business (5:00 p.m. New York time) on the second Business Day prior to the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Series 2005R-2 Bonds the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Series 2005R-2 Bonds purchased;

(7)                                  that Holders whose Series 2005R-2 Bonds are purchased only in part will be issued new Series 2005R-2 Bonds in a principal amount equal to the unpurchased portion of the Series 2005R-2 Bonds surrendered; and

(8)                                  the circumstances and relevant facts regarding such Change of Control.

On or before the Change of Control Payment Date, the Company will, to the extent lawful:

•                                          accept for payment all Series 2005R-2 Bonds or portions thereof properly tendered pursuant to the Change of Control Offer;

•                                          deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Change of Control Payment in respect of all Series 2005R-2 Bonds or portions thereof so tendered; and

•                                          deliver or cause to be delivered to the Trustee the Series 2005R-2 Bonds so accepted together with a certificate of an Authorized Representative stating the aggregate principal amount of Series 2005R-2 Bonds or portions thereof being purchased by the Company.

The Company will cause the Paying Agent to promptly pay to each Holder of Series 2005R-2 Bonds so tendered the Change of Control Payment for such Series 2005R-2 Bonds (in the same manner as payment of interest on the Series 2005R-2 Bonds, to the Bondholders of record, or Direct Participants with respect to Book-Entry Bonds, on the Record Date), and the Company will cause the Trustee to promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Series 2005R-2 Bond equal in principal amount to any unpurchased portion of the Series 2005R-2 Bonds surrendered, if any; provided that each such new Series 2005R-2 Bond will be in a principal amount of $100,000 or an integral multiple of $5,000 in excess thereof.

The Company will publicly announce the results of the Change of Control Offer as soon as practicable after the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement applicable to a Change of Control Offer made by the Company and purchases all Series 2005R-2 Bonds validly tendered and not withdrawn under such Change of Control Offer.

Notwithstanding the foregoing, the Company shall not be required to make a Change of Control Offer, as provided above, if, in connection with or in contemplation of any Change of Control, it or a third party has made an offer to purchase (an “Alternate Offer”) any and all Series 2005R-2 Bonds validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Series 2005R-2 Bonds properly tendered in accordance with the terms of such Alternate Offer. Any Alternate Offer may be terminated by the Company or such third party at any time prior to the consummation of the applicable Change of Control.  The Alternate Offer shall remain, if commenced prior to the Change of Control, open for acceptance until the earlier of (a) the consummation of the Change of Control or (b) any termination of the Alternate Offer by the Company or such third party prior to the consummation of the applicable Change of Control, must permit Holders to withdraw any tenders of Series 2005R-2 Bonds made into the Alternate Offer until the final expiration or consummation thereof and must comply with all the other provisions applicable to the Change of Control Offer.

Notwithstanding the foregoing, in the event that the Series 2005R-2 Bonds shall be subject to redemption or mandatory tender (or the Company has exercised a right to do so) on the same date that the Series 2005R-2 Bonds are subject to a Change of Control Offer, the redemption and mandatory tender provisions in the Indenture shall control, including without limitation with respect to the redemption price or Purchase Price of 100% of the principal amount of the Outstanding Series 2005R-2 Bonds plus accrued and unpaid interest.

The Company will comply, and will use reasonable efforts to ensure that any third party making a Change of Control Offer or an Alternate Offer will comply, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with such Change of Control Offer or an Alternate Offer.  To the extent the provisions of any applicable securities laws or regulations conflict with the provisions of this Agreement relating to a Change of Control Offer, the Company will not be deemed to have breached its obligations under this Agreement by virtue of complying with such laws or regulations.”

(c)                                  Article V of the Original Agreement is hereby amended by adding the following new Section 5.14 to the end thereof:

“Section 5.14                      Maintenance of Guaranty; Additional Subsidiary Guarantees.  For so long as the Series 2005R-2 Bonds are in the initial Term Interest Rate Period ending on January 31, 2017, the Company will cause the Guarantors to maintain in effect the Guaranty.

The following provisions of this Section 5.14 are applicable only if a Letter of Credit is not in effect with respect to the Series 2005R-2 Bonds:

If any Subsidiary (i) becomes a guarantor, borrower and/or issuer in respect of the Senior Credit Facility, the Second Lien Notes Documents and the Senior Subordinated Notes Indenture or (ii) if the Senior Credit Facility, the Second Lien Notes Documents and the Senior Subordinated Notes Indenture have been terminated, becomes a guarantor of any other issue of indebtedness of the Company of $5.0 million or more in aggregate principal amount (per issue), then that Subsidiary shall become a Guarantor and shall, concurrently with the guarantee of such indebtedness:

(1)                                  execute and deliver to the Trustee a signature page to the Guaranty pursuant to which such Subsidiary shall unconditionally guarantee the Guaranteed Obligations (as defined in the Guaranty) on the terms set forth in the Guaranty; and

(2)                                  deliver to the Trustee an Opinion of Counsel that the Guaranty constitutes a valid and legally binding and enforceable obligation of such Subsidiary, subject to customary exceptions.

Thereafter, such Subsidiary shall be a Guarantor for all purposes of the Guaranty.  The guarantees under the Guaranty are subject to release upon the terms set forth in the Guaranty.”

Section 4.                  Amendments to Article VII — Loan Default Events.

(a)                                  Section 7.1 of the Original Agreement is hereby amended by deleting Section 7.1(c) in its entirety and replacing it with the following:

“(c)                            Failure of the Company to observe and perform any covenant, condition or agreement on its part required to be observed or performed by this Agreement or under the Note other than as provided in (a) or (b), which continues for a period of 60 days after written notice by the Authority or the Trustee delivered to the Company and the Credit Provider, if any, which notice shall specify such failure and request that it be remedied (including by redemption of all or a portion of the Bonds), unless the Authority and the Trustee shall agree in writing to an extension of such time; provided, however, that if the failure stated in the notice cannot be corrected within such period, the Authority and the Trustee will not unreasonably withhold their consent to an extension of such time if corrective action is instituted within such period and diligently pursued until the default is corrected;

(b)                                  Section 7.1 of the Original Agreement is hereby amended by adding the following additional Loan Default Events at the end thereof:

“(f)                              Existence of an Event of Default under the Guaranty; or

(g)                                 So long as the Series 2005R-2 Bonds are in the Term Interest Rate Period and no Letter of Credit is in effect, the existence of a default under and as defined in the Senior Credit Facility, but only if such default has resulted in the acceleration of the obligations owed under the Senior Credit Facility prior to their final stated maturities and provided that, in the event that such acceleration has been rescinded, such Event of Default hereunder will be deemed cured for all purposes and of no further effect; or

(h)                                 So long as the Series 2005R-2 Bonds are in the Term Interest Rate Period and no Letter of Credit is in effect, and the Company shall have been deemed discharged from its obligations (other than any indemnification and other obligations which survive the termination of the Senior Credit Facility) with respect to the Senior Credit Facility (as set forth in the Senior Credit Facility), a default under, and as defined in, the indenture, agreement or instrument governing any bond, note, Capital Lease, or any other indebtedness for borrowed money of the Company in the principal amount of $10 million or more (collectively, the “Indebtedness”), but only if such default with respect to any such Indebtedness has resulted in the acceleration of such Indebtedness prior to its final stated maturity and provided that, in the event that such acceleration has been rescinded, such Event of Default hereunder will be deemed cured for all purposes and of no further effect.”

(c)                                  Section 7.4 of the Original Agreement is hereby amended by adding the following sentence to the end thereof:

“Notwithstanding any other provision hereunder, the Trustee may proceed first against either the Guarantors or the Company in accordance with the terms of the Guaranty and/or this Agreement, respectively, as the Trustee may deem appropriate.”

Section 5.                  Amendment to Article IX — Non-Liability of Authority; Expenses; Indemnification.

The first paragraph of Section 9.1 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“The Authority shall not be obligated to pay the principal of, or premium, if any, or interest on the Bonds, except from Revenues.  The Company hereby acknowledges that the Authority’s sole source of moneys to repay the Bonds will be provided by the payments made by the Company pursuant to this Agreement, together with other Revenues with respect to the Bonds, including amounts received by the Trustee under the Guaranty or the Letter of Credit, if any, and investment income on certain funds and accounts held by the Trustee under the Indenture, and hereby agrees that if the payments to be made hereunder shall ever prove insufficient to pay all principal of, and premium, if any, and interest on the Bonds as the same shall become due (whether by maturity, redemption, acceleration or otherwise), then upon notice from the Trustee, the Company shall pay such amounts as are required from time to time to prevent any deficiency or default in the payment of such principal, premium or interest, including, but not limited to, any deficiency caused by acts, omissions, nonfeasance or malfeasance on the part of the Trustee, the Company, the Authority, the Credit Provider, if any, or any third party, other than as a result of such party’s willful misconduct.”

Section 6.                                          Effective Date.  This First Amendment shall take effect on February 1, 2012.

Section 7.                                          Ratification of Previous Actions.  All previous actions taken by the Authority, the Company and the Trustee in conformance with this First Amendment are hereby ratified and confirmed by the Authority, the Company and the Trustee, respectively.

Section 8.                                          Severability.  If any provision of this First Amendment shall be held or deemed to be, or shall in fact be, illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative, or unenforceable to any extent whatever.

Section 9.                                          Governing Law.  This First Amendment shall be construed in accordance with and governed by the Constitution and laws of the State applicable to contracts made and performed in the State.

Section 10.                                   Complete Agreement.  Except as amended by this First Amendment, the Original Agreement shall remain in full force and effect and the Original Agreement, as amended and supplemented by this First Amendment, constitutes the entire agreement between the parties.

Section 11.                                   Execution of Counterparts.  This First Amendment may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, Finance Authority of Maine has caused this First Amendment to be executed in its name and Casella Waste Systems, Inc. has caused this First Amendment to be executed in its name by a duly authorized officer all as of the date first above written.

FINANCE AUTHORITY OF MAINE

		By	/s/ Elizabeth L. Bordowitz
Name: Elizabeth L. Bordowitz
Title: Chief Executive Officer

CASELLA WASTE SYSTEMS, INC.

		By	/s/ Edwin D. Johnson
Name: Edwin D. Johnson
Title: Chief Financial Officer

Consented to:

U.S. BANK NATIONAL ASSOCIATION,
As Trustee

By	/s/ Vernita L. Anderson
Name: Vernita L. Anderson
Title: Assistant Vice President

BANK OF AMERICA, N.A.,
As Credit Provider

By	/s/ Maria F. Maia
Name: Maria F. Maia
Title: Managing Director

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